December 18, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported) December 18, 1998

                               MLC Holdings, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)


                              0-28926 54-1817218
          (Commission File Number) (I.R.S. Employer Identification No.)


                     400 Herndon Parkway, Herndon, VA 20170
               (Address of Principal Executive Offices) (Zip Code)


                                 (703) 834-5710
              (Registrant's Telephone Number, Including Area Code)


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ITEM 5.  OTHER EVENTS.

On December 18, 1998, MLC Holdings, Inc., a Delaware corporation, with its two wholly-owned subsidiaries, MLC Group, Inc., a Virginia corporation, and MLC Federal, Inc., a Virginia corporation (collectively, "MLC"), as co-borrowers finalized and executed documents establishing a $50,000,000 committed recourse line of credit (the "First Union Credit Facility"), with First Union National Bank, a national banking association, as agent. Under the terms of the First Union Credit Facility, a maximum amount of ($50,000,000) is available to MLC, though each draw is subject to the availability of sufficient collateral in the borrowing base. The First Union Credit Facility is evidenced by a credit agreement, dated as of December 31, 1998 (the "Credit Agreement", security agreement, dated as of December 31, 1998 (the "Security Agreement") and a pledge agreement dated as of December 18, 1998 (the "Pledge Agreement"). The First Union Credit Facility replaces MLC's $35,000,000 committed recourse line of credit with First Union National Bank, N.A., successor by merger on April 28, 1998 to CoreStates Bank, N.A., which expired on December 19, 1998.

Purpose and Use of the First Union Credit Facility

MLC intends to use the First Union Credit Facility primarily for the short term financing of inventory, receivables, and equipment prior to sale or permanent financing provided by non-recourse loans to be obtained from third party lenders. As of December 18, 1998, there was $12,000,000 outstanding under the facility.

Principal Terms of the First Union Credit Facility

Borrowings under the First Union Credit Facility will bear interest at LIBOR + 150 basis points, or, at the Company's option, prime minus one-half percent. As of December 18, 1998, the balance on the First Union Credit Facility was $12.0 million. The Credit Facility is secured by certain of the three company's assets such as chattel paper (including leases), receivables, inventory, and equipment. In addition, MLC Holdings, Inc. has entered into pledge agreements to pledge the common stock of each of its subsidiaries. The availability of the line is subject to a borrowing base, which consists of inventory, receivables, purchased assets, and leases. Availability under the revolving lines of credit may be limited by the asset value of equipment purchased by MLC and may be further limited by certain covenants and terms and conditions of the facilities. In the event that MLC is unable to sell the equipment or unable to finance the equipment on a permanent basis within a certain period of time, the availability of credit under the lines could be diminished or eliminated. Furthermore, in the event that receivables collateralizing the line are uncollectible, MLC would be responsible for repayment of the lines of credit. The First Union Credit Facility contains a number of covenants binding on MLC requiring, among other things, minimum tangible net worth, cash flow coverage ratios, maximum debt to equity ratio, maximum amount of guarantees of subsidiary obligations, mergers, acquisitions, and asset sales. The Credit Facility is a full recourse facility, secured by first-priority blanket liens on all of MLC's assets.

The First Union Credit Facility expires on December 18, 1999. Other participants in the First Union Credit Facility, each for $7,000,000, are: Riggs Bank, N.A., Key Bank, N.A., Summit Bank, N.A., Bank Leumi USA, and Wachovia Bank., N.A.

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Incorporation of Exhibits

The foregoing is only a summary of certain terms of the First Union Credit Facility and the LRP Facility, and is subject to, and supplemented and qualified by, the copy of the text of the Credit Agreement, the Security Agreement, and the Pledge Agreement, attached hereto as Exhibits "5.1" "5.2" and "5.3" respectively, and incorporated herein by this reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               MLC Holdings, Inc.
                                  (Registrant)

Date:   December 31, 1998                    By:_______________________

                                           Philip G. Norton, Chairman

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                                  EXHIBIT INDEX

     The following exhibits are filed as part of this report:

     Exhibit
     No.                            Item

          5.1 Text of Credit Agreement dated December 18, 1998 between MLC Holdings, Inc., MLC Group, Inc., and MLC Federal, Inc. and Certain Banking Institutions with First Union National Bank As Agent

          5.2 Text of Security Agreement dated December 18, 1998 between MLC Holdings, Inc., MLC Group, Inc., and MLC Federal, Inc. and Certain Banking Institutions with First Union National Bank As Agent

          5.3 Text of Pledge Agreement dated December 18, 1998 between MLC Holdings, Inc., MLC Group, Inc., and MLC Federal, Inc. and Certain Banking Institutions with First Union National Bank As Agent

          5.3 Text of Notes by and between MLC Holdings, Inc., MLC Group, Inc., MLC Federal, Inc., and First Union National Bank, Bank Leumi USA, Riggs Bank N.A., Wachovia Bank, Summit Bank, and Key Bank National Association, respectively.

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